AEW REAL ESTATE INCOME FUND

                 AMENDMENT NO. 2 TO AMENDED AND RESTATED BYLAWS


Article 3, Sections 3.5 - 3.9 of the By-Laws is hereby replaced with the following:

3.5 CHAIRMAN; PRESIDENT; VICE PRESIDENT; CHIEF OPERATING OFFICER. Unless the Trustees otherwise provide, the Chairman of the Trustees shall preside at all meetings of the Trustees. Unless the Trustees otherwise provide, the President, or if there is none or in the absence of the President, such other officer of the Trust as is designated by the President, shall preside at all meetings of the Shareholders. Except to the extent the Trustees otherwise determine, if the Chairman is absent for a meeting of the Board of Trustees, then the Chairman of the Contract Review and Governance Committee or the Chairman of the Audit Committee shall so preside, as determined by the Board of Trustees.

3.6 TREASURER; ASSISTANT TREASURER. The Treasurer shall be the chief financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser, sub-adviser or manager, administrator or sub-administrator, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President or required by law. Any Assistant Treasurer shall have such duties and powers as may be designated from time to time by the Trustees or the President.

3.7 SECRETARY; ASSISTANT SECRETARY. The Secretary shall record all proceedings of the Shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Secretary from any meeting of the Shareholders or Trustees, an Assistant Secretary, or if there be none or if he or she is absent, a temporary secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books. Any Assistant Secretary shall have such duties and powers as may be designated from time to time by the Trustees or the President.

3.8 CHIEF EXECUTIVE OFFICER. The Chief Executive Officer of the Trust shall be the President or such other officer as is designated by the Trustees and shall, subject to the control of the Trustees, have general charge and supervision of the business of the Trust and, except as the Trustees shall otherwise determine, preside at all meetings of the Shareholders. If no such designation is made, the President shall be the Chief Executive Officer.

3.9 CHIEF LEGAL OFFICER. The Chief Legal Officer shall, pursuant to Section 307 of the Sarbanes-Oxley Act of 2002, review all reports of potential material violations of securities laws, breach of fiduciary duty or similar violations "up the ladder" to the Funds, evaluate the merits of the reports, and direct investigative next steps as applicable.

3.10 CHIEF COMPLIANCE OFFICER. The Chief Compliance Officer shall, pursuant to Rules 38a-1 and 206(4)-7 under the Investment Company Act of 1940 and the Investment Advisers Act of 1940, respectively, administer the funds' compliance policies and procedures, oversee the funds' service providers that have their own compliance officials, keep the Board apprised of significant compliance events at the funds or its service providers and advise the Board of needed changes in the funds' compliance program.

3.11 ANTI-MONEY LAUNDERING OFFICER. The Anti-Money Laundering Officer will ensure the development of policies, operating procedures, and programs to enable the transfer agent to carry out its business strategies in compliance with applicable AML laws and regulations under the Sarbanes-Oxley Act of 2002.

3.12 RESIGNATIONS; REMOVALS. Any officer may resign at any time by written instrument signed by him or her and delivered to the Chairman, if any, the President or the Secretary, or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.


Adopted: August 20, 2004